                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement         [ ] Confidential, for Use of
                                             the Commission Only
                                             (as permitted by
                                             Rule 14a-6(e)(2))

[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 CALGENE, INC.
              --------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                 --------------------------------------------
                   (Name of Person(s) Filing Proxy Statement
                         if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),
    14a-6(i)(1), or 14a-6(i)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3)
[ ] Fee computed on table below per Exchange Act
    Rules 14a-6(i)(4) and 0-11

    (1)  Title of each class of securities to which transaction applies:
    (2)  Aggregate number of securities to which transaction applies:
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
    (4)  Proposed maximum aggregate value of transaction:
    (5)  Total Fee paid:

[X] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)  Amount Previously Paid:
    (2)  Form, Schedule or Registration Statement No.:
    (3)  Filing Party:
    (4)  Date Filed:

                                                          October 10, 1996

To the Stockholders of Calgene, Inc.:

  You are cordially invited to attend the Annual Meeting of Stockholders of Calgene, Inc. (the "Company") on Tuesday, November 12, 1996 at 10:00 a.m. local time. The Annual Meeting will be held at the Varsity Theatre, 616 Second Street, Davis, California.

  A description of business to be conducted at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. Also enclosed is a copy of our Annual Report to Stockholders for the fiscal year ended June 30, 1996.

  Whether or not you plan to attend the Annual Meeting, please mark, sign, date and return the enclosed proxy card promptly in the accompanying envelope. By returning the proxy, you can help the Company avoid the expense of duplicate proxy solicitations and possibly having to reschedule the Annual Meeting if a quorum of the outstanding shares is not present or represented by proxy. If you attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

                                          Lloyd M. Kunimoto
                                          President

                                 CALGENE, INC.

                               1920 FIFTH STREET
                            DAVIS, CALIFORNIA 95616

                               ----------------

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     TO BE HELD ON NOVEMBER 12, 1996

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Calgene, Inc. (the "Company" or "Calgene") will be held on Tuesday, November 12, 1996 at 10:00 a.m., local time, at the Varsity Theatre, 616 Second Street, Davis, California for the following purposes:

    1. To elect directors of the Company.

    2. To approve the Stock Purchase Agreement dated as of September 27, 1996 ("Stock Purchase Agreement") between Calgene and Monsanto Company, a Delaware Company ("Monsanto"), pursuant to which (i) Calgene would issue 6,250,000 shares of Common Stock to Monsanto for $8.00 per share for an aggregate purchase price of $50 million, thereby increasing Monsanto's ownership interest in shares of Calgene Common Stock from 49.9% to approximately 54.6% (without giving effect to the exercise of outstanding options and warrants), (ii) Monsanto and Calgene would enter into a Restated Stockholders Agreement ("Restated Stockholders Agreement") amending and restating the Stockholders Agreement dated March 31, 1996 ("Stockholders Agreement") as more fully described in the Proxy Statement, and (iii) the Company's Restated Certificate of Incorporation would be amended to reflect the amendments to the Stockholders Agreement contemplated by the Restated Stockholders Agreement (the foregoing transactions are hereinafter collectively referred to as the "Monsanto Transaction").

    3. To increase the authorized number of shares of Common Stock from 80,000,000 to 100,000,000 shares.

    4. To confirm the appointment of Ernst & Young LLP as the independent auditors of the Company through the fiscal year ending December 31, 1997.

    5. To transact such other business as may properly come before the meeting.

  The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

  Holders of Common Stock of record at the close of business on September 23, 1996 are entitled to vote at the Annual Meeting.

                                          FOR THE BOARD OF DIRECTORS

                                          MICHAEL J. MOTRONI
                                          Secretary

Davis, California

October 10, 1996

                                   IMPORTANT

  TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU RETURN A PROXY.

                                 CALGENE, INC.

                               ----------------

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                            NOVEMBER 12, 1996

                            INFORMATION CONCERNING
                         VOTING AND PROXY SOLICITATION

  The enclosed proxy is solicited on behalf of the Board of Directors of Calgene, Inc. ("Calgene" or the "Company") for use at the Annual Meeting of Stockholders to be held on Tuesday, November 12, 1996 at 10:00 a.m., local time, or at any adjournment of the Annual Meeting. The Annual Meeting will be held at the Varsity Theatre, 616 Second Street, Davis, California.

  The Company's principal executive offices are located at 1920 Fifth Street, Davis, California 95616. This Proxy Statement is being mailed to stockholders on or about October 10, 1996.

  Only holders of Common Stock of record at the close of business on September 23, 1996 (the "Record Date") are entitled to vote at the meeting. On the Record Date, 60,443,115 shares of the Company's Common Stock were issued and outstanding. The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented at the Annual Meeting is required for the election of directors. Each share is entitled to one vote for each of the nine nominees, unless a stockholder notifies the Secretary of the Company prior to the commencement of voting of the stockholder's intention to cumulate votes. In that event, each share will be entitled to nine votes, which a stockholder may cast for a single candidate or distribute among up to nine candidates, but such cumulative voting will only apply to candidates who have been properly nominated prior to the commencement of voting. The affirmative vote of (i) the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting, other than broker non-votes (as defined below) and other than those held by Monsanto and (ii) the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for the approval of the Monsanto Transaction. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for the approval of the proposed amendment to the Certificate of Incorporation to increase the authorized number of shares of Common Stock from 80,000,000 to 100,000,000 shares, and the approval of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting is required for the ratification of the selection of Ernst & Young LLP as the Company's independent auditors through the fiscal year ending December 31, 1997. A majority of the shares entitled to vote, present in person or represented by proxy (including those held by Monsanto), will constitute a quorum at the Annual Meeting. For purposes of determining a quorum, shares represented by all valid proxies received will be counted, including proxies that contain instructions to abstain as to certain votes and proxies filed by brokers or others indicating that their voting authority does not extend to all agenda items ("broker non-votes"). Monsanto, which owns 49.9% of the outstanding shares of Common Stock as of the Record Date, has advised the Company that it intends to vote "FOR" each proposal set forth in this Proxy Statement.

  A proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

  The cost of soliciting proxies will be borne by the Company. If the Company decides to retain the services of a proxy solicitor, the Company estimates that it would pay a fee not to exceed $6,000. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

                                STOCK OWNERSHIP

  The following table sets forth the beneficial ownership of Common Stock of the Company as of July 31, 1996 by each director, by each executive officer shown in the Summary Compensation Table (see "Executive Compensation"), by all directors and executive officers as a group and by each person known by the Company to be a beneficial owner of more than 5% of the shares outstanding.

                                         SHARES BENEFICIALLY APPROXIMATE PERCENT
                                              OWNED(1)            OWNED(2)
                                         ------------------- -------------------
Roger H. Salquist......................         239,940               *
Robert E. Baker........................          15,000               *
Andrew M. Baum.........................          49,817               *
Patrick J. Fortune.....................             --               --
Robert T. Fraley.......................             --               --
Jeffrey D. Gargiulo....................           6,667               *
Michael R. Hogan.......................             --               --
Thomas F. Hughes.......................          28,618               *
Lloyd M. Kunimoto......................          38,263               *
Danilo S. Lopez........................             --               --
Michael J. Motroni.....................          37,040               *
Howard D. Palefsky.....................          14,500               *
John E. Robson.........................          19,167               *
Roderick N. Stacey.....................         107,830               *
Allen J. Vangelos......................          14,600               *
Hendrik A. Verfaillie..................             --               --
All executive officers and directors as
 a group (16 persons)..................         587,692               *
Monsanto Company.......................      30,146,114             49.9%
 800 North Lindbergh
 Boulevard, St. Louis, MO 63137(3)
Travelers Group Inc. ..................       3,386,072              5.6%
 and Affiliates
 388 Greenwich Street
 New York, NY 10013(4)

--------
 * Less than 1%.

(1) The Company believes that all beneficial owners named in the table have sole voting and investment power with respect to the shares they beneficially own. The shares shown in the table to be beneficially owned include any shares that the person has the right to acquire within 60 days of July 31, 1996 by exercise of any stock option for which the Company has knowledge. The shares subject to such options are as follows: Mr.
    Salquist: 209,762; Mr. Baker: 14,500; Mr. Baum: 41,116; Mr. Gargiulo:
    6,667; Mr. Hughes: 26,544; Mr. Kunimoto: 31,366; Mr. Motroni: 37,040; Mr.
    Palefsky: 13,500; Mr. Robson: 4,167; Mr. Stacey: 107,830; Mr. Vangelos:
    14,500; and all executive officers and directors as a group: 513,242.
(2) Percent of the 60,443,115 outstanding shares of Common Stock, counting as outstanding for each named person all shares issuable to such person on exercise of options that are included in the first column.
(3) Does not include the 6,250,000 shares of Calgene Common Stock ("Additional Shares") which would be issued if the Monsanto Transaction is consummated, which would increase Monsanto's holdings to approximately 54.6% (without giving effect to the exercise of outstanding options and warrants).

(4) Based on a Schedule 13G filed on January 23, 1996 with respect to beneficial ownership as of December 31, 1995. The total includes 2,013,372 shares beneficially owned by Smith Barney Inc. and 1,372,700 shares beneficially owned by other subsidiaries of Smith Barney Holdings Inc.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

  A board of nine directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nine nominees of the Board of Directors named below. Except for Messrs. Fortune and Hogan, all of the nominees are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the current Board of Directors to fill the vacancy in accordance with the Stockholders Agreement. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders nominate persons other than the Board's nominees for election as directors, the proxy holders will vote all proxies received by them in accordance with cumulative voting to assure the election of as many of the Board's nominees as possible.

  Directors are elected by a plurality of the votes cast. Proxies marked to withhold authority to vote for one or more nominees, and broker non-votes, will not be counted as votes cast. Each share is entitled to one vote for each of the nine nominees, unless a stockholder notifies the Secretary of the Company prior to the commencement of voting of the stockholder's intention to cumulate votes. In that event, each share will be entitled to nine votes, which a stockholder may cast for a single candidate or distribute among up to nine candidates, but such cumulative voting will only apply to candidates who have been properly nominated prior to the commencement of voting.

  Messrs. Verfaillie, Fraley, Robson, Hogan and Fortune have been designated by Monsanto in accordance with the Stock Purchase Agreement and the Restated Stockholders Agreement between Calgene and Monsanto. The election of Messrs. Verfaillie, Fraley, Robson, Hogan and Fortune is a condition precedent to Monsanto's purchase of the Additional Shares. See "Approval of Transaction with Monsanto."

  The Board of Directors recommends a vote FOR the nominees listed below:

                                                                        DIRECTOR
NAME OF NOMINEE                AGE         PRINCIPAL OCCUPATION          SINCE
---------------                ---         --------------------         --------
Patrick J. Fortune............  49 Chief Information Officer of            --
                                    Monsanto Company
Robert T. Fraley..............  43 President of Ceregen (a business       1996
                                    unit of Monsanto Company)
Michael R. Hogan..............  43 Vice President and Corporate            --
                                    Controller of Monsanto Company
Lloyd M. Kunimoto.............  43 President and Acting Chief Executive   1996
                                    Officer of the Company
Howard D. Palefsky............  49 Chairman and Chief Executive Officer   1986
                                    of Collagen Corporation
John E. Robson................  66 Senior Advisor of Robertson,           1996
                                    Stephens & Company
Roger H. Salquist.............  55 Consultant; Former Chairman and        1981
                                    Chief Executive Officer of the
                                    Company
Allen J. Vangelos.............  64 President and Chief Executive          1994
                                    Officer of Calavo Growers of
                                    California
Hendrik A. Verfaillie.........  51 Executive Vice President of Monsanto   1996
                                    Company

  The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his or her successor has been elected. The terms of the Stockholders Agreement and Restated Stockholders Agreement set forth the rights of Calgene and Monsanto to designate nominees to the

Board of Directors. See "Approval of Transaction with Monsanto--Summary of Stockholders Agreement and Restated Stockholders Agreement." There is no family relationship between any director and any other director or executive officer of the Company.

  Mr. Fortune was appointed Corporate Vice President, Information Technology and Chief Information Officer of Monsanto Company in October 1995. From August 1994 to August 1995, Mr. Fortune was President and Chief Operating Officer of Coram-Healthcare Corporation, whose business is home infusion therapy for cancer and AIDS patients. From 1991 to 1994, Mr. Fortune was Corporate Vice President, Information Management for Bristol-Meyers Squibb. From 1989 to 1991, Mr. Fortune was Senior Vice President and General Manager of Packaging Corporation of America, prior to which he served as Vice President, Information Services and Corporate Vice President of the Parenterals Group of Baxter International. He is also a member of the Board of Directors of Parexel Corporation, a clinical research organization, and serves on the Board of Visitors of the School of Physical Sciences at the University of Chicago.

  Mr. Fraley was named President of Ceregen, a business unit of Monsanto, in 1995. From 1993 to 1995, Mr. Fraley was Vice President, New Products Division, of the Monsanto Agricultural Products Group. From 1990 to 1993, Mr. Fraley was Vice President, Research and Development, New Products Division, of the Monsanto Agricultural Products Group. Mr. Fraley is a director of DEKALB Genetics Corp., an agricultural products company.

  Mr. Hogan was appointed Corporate Vice President and Corporate Controller of Monsanto Company in January 1996. From 1986 to 1995, Mr. Hogan was Executive Vice President of General American Life and while holding such position also served as President and Director of Gencore Health Systems, Inc. and its predecessor organization from 1990 through 1994.

  Mr. Kunimoto has been the President and Acting Chief Executive Officer of the Company since July 1996. From June 1995 to July 1996, Mr. Kunimoto served as Vice President of Strategic Planning and Business Development. From November 1983 to June 1995, Mr. Kunimoto served in several senior management positions with the Company.

  Mr. Palefsky has been the Chairman and Chief Executive Officer of Collagen Corporation, a medical products company, since 1995. He served as President and Chief Executive Officer of Collagen Corporation from 1978 to 1995. He is also a director of Target Therapeutics, Inc. and Innovasive Devices, Inc., both medical products companies.

  Mr. Robson has been a Senior Advisor of Robertson, Stephens & Company since 1993. From 1989 to 1992, Mr. Robson was Deputy Secretary of the United States Treasury. Mr. Robson is also a director of Monsanto Company, a chemicals, pharmaceuticals and agricultural products company, Northrop Grumman Corporation, an aerospace and defense company, and Security Capital Industrial Trust, a real estate investment trust.

  Mr. Salquist has been a consultant to the Company since August 1996. Mr. Salquist had previously served as an executive officer of the Company since September 1983 and its Chief Executive Officer since November 1985. Mr. Salquist is a director of Collagen Corporation, a medical products company.

  Mr. Vangelos has been the President and Chief Executive Officer of Calavo Growers of California since September 1986, prior to which he held management positions at Castle & Cooke, including Vice President and General Manager of Processed Products and President of International Diversified Business and Fresh Marketing. From 1980 to 1984, he was the Chief Executive Officer of Impact Corporate Group, a food brokerage company. Mr. Vangelos was the 1993 Chairman of the Board of Directors of the Agricultural Council of California and a past Chairman of the United Fresh Fruit and Vegetable Association.

  Mr. Verfaillie was appointed an Executive Vice President of Monsanto Company in July 1995. Prior to this he served as President of The Agricultural Group, Vice President and Advisory Director--Monsanto Company from 1993 to 1995, Vice President and General Manager, Roundup Division--The Agricultural Group from 1990 to 1993, and Vice President-Commercial Development--Monsanto Agricultural Company from 1986 to 1990.

BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

  The Board of Directors of the Company (the "Board") held four meetings during the fiscal year ended June 30, 1996. No nominee attended fewer than 75% of the meetings of the Board of Directors and of the committee of the Board on which he served that were held during the period of the director's service except for Mr. Stinnett who passed away in January 1996.

  The Board has an Audit Committee, a Human Resources Committee and a Replacement/Retention Committee. From time to time, the Board has created various ad hoc committees for special purposes.

  The Audit Committee consists of Messrs. Palefsky, Robson and Fraley. The Audit Committee held three meetings in the last fiscal year. The Audit Committee recommends engagement of the Company's independent auditors and is primarily responsible for approving the services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its system of internal accounting controls.

  The Human Resources Committee consists of Messrs. Vangelos, Verfaillie and Baker. The Human Resources Committee held two meetings during the last fiscal year. The Human Resources Committee considers and makes recommendations to the Calgene Board of Directors concerning general compensation policies and employee benefit plans and specifically recommends salary levels and bonus awards for certain senior executive officers, including the Chief Executive Officer. The Human Resources Committee also administers Calgene's stock option plans and has sole authority to grant options to officers. The Human Resources Committee's executive salary and bonus recommendations for fiscal 1996 were approved by the Calgene Board of Directors without modifications.

  The Retention/Replacement Committee consists of Messrs. Palefsky, Verfaillie and Robson. The Retention/Replacement Committee held no meetings during the last fiscal year. The Retention/Replacement Committee is responsible for the retention and/or replacement of all of the executive officers of the Company. Under the terms of the Restated Stockholders Agreement, the Retention/Replacement Committee would be eliminated, thus leaving the Calgene Board of Directors thereafter responsible for the retention and/or replacement of all of the executive officers of the Company.

  Directors who are not also employees of the Company or Monsanto or their subsidiaries receive a fee of $1,000 per meeting ($250 per telephone meeting) attended, $500 per Board committee meeting attended (unless held on the same day as a Board meeting) and a monthly retainer of $1,000, plus out-of-pocket travel expenses. Prior to April 1, 1996, directors received an annual retainer of $3,000 (accruing and payable $250 per month). Under the 1996 Stock Option Plan, non-employee directors (excluding directors employed by Monsanto) receive an option to purchase 10,000 shares of Common Stock at the time of their initial election to the Board, and receive annually thereafter options to purchase 3,000 shares of Common Stock. These automatically granted options have terms of five years (subject to continued service on the Board), become exercisable in equal monthly increments over the twelve months following the respective grant dates and have exercise prices equal to the fair market value of the Common Stock on their respective dates of grant. On March 25, 1996, annual options were automatically granted to each of the nonemployee directors then serving (excluding directors employed by Monsanto) at an exercise price of $6.00 per share.

  There were no consulting fees paid to directors in fiscal 1996.

  In addition to the fees listed above, Monsanto Company transferred to Mr. Robson 15,000 shares of Common Stock of the Company pursuant to the terms of a letter agreement dated May 6, 1996 between John E. Robson and Monsanto Company. Such shares are subject to a three-year vesting period, under which 33 1/3% of the total number of shares originally granted become non-forfeitable on each March 31 commencing March 31, 1997.

                            EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

  The following table provides certain summary information concerning compensation earned during the last three fiscal years by the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company who were serving at the end of fiscal 1996 (the "named executive officers"). The table also includes such information for two former executive officers who at the end of fiscal 1996 were no longer employed by the Company or a subsidiary of the Company.

                          SUMMARY COMPENSATION TABLE

                                                                 LONG-TERM
                                                                COMPENSATION
                                    ANNUAL COMPENSATION(1)         AWARDS
                                 -----------------------------  ------------
                                                  OTHER ANNUAL   SECURITIES   ALL OTHER
NAME AND PRINCIPAL        FISCAL  SALARY   BONUS  COMPENSATION   UNDERLYING  COMPENSATION
     POSITION              YEAR    ($)      ($)       ($)       OPTIONS (#)      $(2)
------------------        ------ -------- ------- ------------  ------------ ------------
Roger H. Salquist(3)(4).   1996  $275,577 $   --        --            --        $3,596
 Chairman of the Board     1995   242,404     --        --        100,000        1,212
  and Chief Executive      1994   225,865     --        --        104,762          --
  Officer

Andrew M. Baum..........   1996   160,046  10,000       --         40,000        3,280
 Vice President            1995   162,600  10,000       --         25,000          840
                           1994   154,592     --        --            --           --

Thomas F. Hughes........   1996   125,261  25,000       --         55,175        3,002
 Division President,       1995   106,731  25,000       --         22,825        1,142
  Stoneville               1994    89,462     --        --         10,000          977
 Pedigreed Seed Company

Lloyd M. Kunimoto(5)....   1996   140,000  60,000       --         50,000        2,800
 Vice President            1995   140,538     --        --         25,000          754
                           1994   135,519   4,808       --            --           --

Michael J. Motroni......   1996   140,230     --    100,000(6)     20,000        2,962
 Vice President of         1995   120,461     --        --         15,000          647
  Finance and Secretary    1994   107,135   3,654       --            --           --

Roderick N. Stacey......   1996   198,462     --    695,000           --         6,524
 Former President and      1995   233,558     --        --            --         1,077
  Chief Operating Officer  1994   200,673     --      6,679       100,000          --

Danilo S. Lopez.........   1996   148,077     --    131,250           --         2,558
 Former President,         1995   171,635     --        --        100,000          815
  Calgene Fresh

--------
(1) Includes amounts earned in the fiscal year even if paid in the subsequent fiscal year or deferred pursuant to the Company's 401(k) savings plan. Excludes amounts paid during the fiscal year that were earned in a prior year.
(2) Amounts reported as "All Other Compensation" represent the Company's matching contributions under its 401(k) savings plan.
(3) The options shown in the table as granted to Mr. Salquist in fiscal 1994 were originally granted in 1987 for a six-year term and extended for four additional years in fiscal 1994.
(4) In August 1996 Mr. Salquist resigned as Chairman of the Board and Chief Executive Officer. Mr. Salquist remains as a member of the Board and has also become a consultant to the Company. See "Executive Compensation-- Change of Control Employment Agreements."
(5) Since the resignation of Mr. Salquist, Mr. Kunimoto has served as Acting Chief Executive Officer.

(6) Represents amount paid to Mr. Motroni in May 1996 pursuant to a Change of Control Employment Agreement dated July 19, 1995 and amended on May 31, 1996. See "Executive Compensation--Change of Control Employment Agreements."

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

  Messrs. Salquist, Stacey and Motroni entered into Change of Control Employment Agreements, dated as of July 19, 1995, with the Company. Each agreement becomes effective only upon a Change of Control (as defined) of the Company and provides that, if the employment of the officer is terminated by the Company without Cause (as defined) or by the officer for Good Reason (as defined) within the three-year term of the agreement or if (in the case of Mr. Salquist) he resigns upon the six-month or three-year anniversaries of the effective date of the agreement, the officer shall receive severance benefits that include a payment equal to 2.99 times his base salary and average bonus for the prior three fiscal years. For purposes of such agreements, a Change of Control included the closing of the transaction on March 31, 1996 pursuant to which Monsanto Company acquired a 49.9% equity interest in the combined business of the Company and Gargiulo, L.P. (the "Initial Monsanto Transaction"). See "Certain Transactions--Reorganization Agreement."

  In connection with his resignation following the closing of the Initial Monsanto Transaction, Mr. Stacey and the Company entered into an amendment to his Change of Control Employment Agreement pursuant to which Mr. Stacey agreed that payments required to be made to him under such agreement would be paid over a one-year period rather than in a lump sum. The amended agreement provided for the payment of $347,500 upon Mr. Stacey's resignation and monthly payments of $9,000 during a 12 month consulting period and an additional payment of $239,500 at the end of the 12 month period.

  In connection with his resignation in August 1996, Mr. Salquist and the Company entered into an amendment to his Change of Control Employment Agreement pursuant to which Mr. Salquist agreed that payments required to be made to him under such agreement would be paid over a 13 month period rather than in a lump sum. The amended agreement provided for the payment of $315,000 upon Mr. Salquist's resignation and monthly payments of $25,000 during a 12 month consulting period and an additional payment of $290,000 at the end of the 12 month period.

  On May 31, 1996, Mr. Motroni and the Company entered into an amendment to his Change of Control Employment Agreement pursuant to which Mr. Motroni agreed to remain in the employ of the Company until the earlier of (i) May 31, 1997 or (ii) the occurrence, after May 31, 1996, of any event that constitutes Good Reason (as defined) in consideration of the Company's payment to Mr. Motroni of $100,000. In addition, the amended agreement provides for the payment to Mr. Motroni of $335,000 upon the earliest of (i) the cessation of his employment for any reason after May 31, 1997, (ii) the termination of his employment without Cause (as defined) or by reason of death, or (iii) his resignation as a result of the occurrence of any event that constitutes Good Reason.

STOCK OPTION TABLES

  The following table provides information regarding stock options granted in fiscal 1996 to the named executive officers in the Summary Compensation Table. In accordance with rules of the Commission, the table shows the hypothetical gains that would be produced by the respective options based on assumed 5% and 10% rates of annual compound stock price appreciation from the date the options were granted until the end of the ten-year option terms. The actual value an executive may realize will depend on the spread between the market price and the exercise price on the date the option is exercised.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                      INDIVIDUAL GRANTS                   POTENTIAL
                         --------------------------------------------  REALIZED VALUE
                                    PERCENT OF                           AT ASSUMED
                                      TOTAL                            ANNUAL RATES OF
                           NUMBER    OPTIONS                             STOCK PRICE
                         OF SHARES   GRANTED                          APPRECIATION FOR
                         UNDERLYING     TO                               OPTION TERM
                          OPTIONS   EMPLOYEES                              ($)(3)
                          GRANTED   IN FISCAL   EXERCISE   EXPIRATION -----------------
                           (#)(1)    YEAR(%)   PRICE($)(2)    DATE         5%      10%
                         ---------- ---------- ----------- ---------- -------- --------
Roger H. Salquist.......      --        --         --            --        --       --
Andrew M. Baum..........   40,000      2.00       5.75       4/22/06   144,646  366,561
Thomas F. Hughes........      175       --        6.75       7/27/05       743    1,883
                           25,000      1.25       5.688      3/22/06    89,429  226,630
                           30,000      1.51       5.75       4/22/06   108,484  274,921
Lloyd M. Kunimoto.......   50,000      2.51       5.75       4/22/06   180,807  458,201
Michael J. Motroni......    5,000       .25       4.75      12/18/05    14,936   37,851
                           15,000       .75       5.75       4/22/06    54,242  137,460
Roderick N. Stacey......      --        --         --            --        --       --
Danilo S. Lopez.........      --        --         --            --        --       --

--------
(1) Newly granted options have terms of ten years and become exercisable incrementally in equal monthly amounts over a period of five years from the date of grant. The committee that administers the stock option plan may, with the consent of the option holder, modify the terms (including price) of outstanding options.
(2) The exercise price may be paid in cash or by delivery of already-owned shares, subject to certain conditions.
(3) At assumed rates of appreciation of 5% and 10%, compounded annually, the Common Stock would appreciate in value 63% and 159%, respectively, over a ten-year period. These mandated computations do not represent the Company's estimate or projection of future Common Stock prices.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

  The following table shows stock options exercised by the named executive officers in the Summary Compensation Table during fiscal 1996, the aggregate value of gains on the dates of exercise, the number of shares covered by both exercisable and non-exercisable stock options as of fiscal year-end, and the year-end values for such options.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

                                                        NUMBER OF SHARES
                                                     UNDERLYING UNEXERCISED   VALUE OF UNEXERCISED IN-THE-
                                                        OPTIONS AT FISCAL        MONEY OPTIONS AT FISCAL
                           SHARES                          YEAR-END(#)               YEAR-END($)(1)
                         ACQUIRED ON     VALUE      ------------------------- --------------------------------
                         EXERCISE(#) REALIZED($)(1) EXERCISABLE UNEXERCISABLE  EXERCISABLE      UNEXERCISABLE
                         ----------- -------------- ----------- ------------- --------------   ---------------
Roger H. Salquist.......     --           --          202,262       92,500             144,048              --
Andrew M. Baum..........     --           --           37,134       62,866               1,166           33,834
Thomas F. Hughes........     --           --           20,610       79,390               2,046           47,629
Lloyd M. Kunimoto.......     --           --           26,884       73,116               1,459           42,291
Michael J. Motroni......     --           --           33,085       41,915               2,782           19,718
Roderick N. Stacey......     --           --          107,830      160,170              10,500              --
Danilo S. Lopez.........     --           --              --           --                  --               --

--------

(1) Value is based on market value of the Common Stock at exercise date (for value realized), or at year-end (for value of unexercised options), minus the option exercise price.

                REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

COMPOSITION AND FUNCTIONS OF THE COMMITTEE

  The Human Resources Committee (referred to in this report as the "Committee") consists of three non-employee directors: Messrs. Allen J. Vangelos, Hendrik A. Verfaillie and Robert E. Baker.

  The Committee performs the functions of a compensation committee. The Committee considers and makes recommendations to the Calgene Board of Directors concerning general compensation policies and employee benefit plans and specifically recommends salary levels and bonus awards for certain senior executive officers, including the Chief Executive Officer. The Committee also administers Calgene's stock option plan and has sole authority to grant options to officers. The Committee's executive salary and bonus recommendations for fiscal 1996 were approved by the Calgene Board of Directors without modifications.

OBJECTIVES OF EXECUTIVE COMPENSATION POLICY

  The objectives of Calgene's executive compensation policy are to:

  . set executive compensation at levels sufficient to attract, retain and motivate highly qualified executive personnel;

  . align the interests of management and the stockholders by making a substantial portion of executive compensation dependent on the success of Calgene, as measured by long-term appreciation in the market price of Calgene's Common Stock; and

  . balance considerations of individual achievements each year with Calgene's financial and non-financial performance.

  In furtherance of these objectives, Calgene's executive compensation policy provides for a combination of base salary, cash incentive bonus awards and long-term stock options. Calgene also makes matching contributions under its 401(k) savings plan for all employees that participate, including its executive officers. Calgene does not provide its executives with significant perquisites.

SALARY AND BONUSES

  In determining its recommendation to the Calgene Board of Directors concerning the salary of senior executive officers, the Committee considers published data from annual surveys of executive compensation at other companies in its field. With the survey data as a reference point, the Committee makes adjustments based on its evaluation of Calgene executives' individual levels of experience, responsibility and past performance. The Committee also takes into consideration each executive's comparability with other Calgene executives. The Committee typically gives considerable weight to the views of the Chief Executive Officer with respect to executive salaries other than his own. Annual salary adjustments normally become effective in the month of July.

  The Committee also awards incentive bonuses for certain senior executives based on both individual and corporate performance. Such awards in 1996 were based on subjective assessments of performance and not on any specific formulas.

STOCK OPTIONS

  The granting of stock options is the principal method available to the Committee to align the interests of the executive officers with those of the stockholders. The option will reward the executive only if the market price of the Common Stock appreciates over the option term and the executive remains employed by Calgene over the vesting period. Options granted to executive officers generally have a ten-year term, vest over a period of five years and may be exercised at a price per share equal to the market price on the date of grant. Stock options are granted to at least some executive officers each year, as well as to numerous other employees. The number of shares in an option grant reflects the executive's position at Calgene, stock options granted to the executive in the past and the executive's potential contribution to the success of Calgene. In granting stock options to senior executive officers, the Committee has not followed any set of fixed guidelines.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  The Committee increased the salary of Mr. Salquist from $225,000 in fiscal 1995 to $275,000 in fiscal 1996, reflecting his contributions to the Company and the consummation of the Initial Monsanto Transaction.

OTHER MATTERS

  The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code, which disallows a tax deduction to any publicly-held corporation for compensation (including non-cash compensation) exceeding $1 million in any year paid to any of the five most highly compensated executive officers, unless such compensation meets certain requirements. The cash compensation of each of Calgene's executive officers is well below $1 million. The principal non-cash compensation of Calgene executives is from stock options. Calgene is generally entitled to a tax deduction if an executive exercises a nonqualified stock option or disposes of shares acquired from the exercise of an incentive stock option before the required holding period has ended. The Committee believes that Calgene stock options either will meet the requirements of Section 162(m) or will not result in the loss of significant tax deductions. Taking this into account, as well as Calgene's large tax loss carryover and the reduced flexibility from a change to the stock option plan to conform to the requirements of Section 162(m), the Committee has not recommended any change to the stock option plan. However, the Committee may consider imposing annual exercise limitations in some future option grants to executives if Calgene would otherwise be deprived of significant tax benefits.

  The Calgene Board of Directors approved Change of Control Agreements for Roger H. Salquist, Roderick N. Stacey and Michael J. Motroni. These agreements provide for the payment of severance compensation in the event of termination of their employment in connection with any Change of Control of Calgene.

  This report is submitted by the following directors, who constituted all the members of the Committee during fiscal 1996.

                                Robert E. Baker
                               Allen J. Vangelos

                          Hendrik A. Verfaillie

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

  During the fiscal year ended June 30, 1996, the members of the Human Resources Committee were Messrs. Baker, Vangelos and Verfaillie. None of the members has ever been an officer or employee of the Company or any of its subsidiaries. During fiscal 1996, there were no Committee "interlocks" within the meaning of the Securities and Exchange Commission rules, and there continue to be no such "interlocks."

  Mr. Salquist, former Chairman of the Board and Chief Executive Officer, participated in portions of meetings of the Committee at the invitation of the Committee and made various proposals to the Committee at its request. In addition, at the Committee's direction, Mr. Salquist set the cash compensation of certain other executives.

                            STOCK PERFORMANCE GRAPH

  The graph below compares the five-year cumulative total returns for Calgene Common Stock, the Nasdaq Composite Index and a select Peer Group Index of companies identified by Calgene. The graph assumes a $100 investment on June 30, 1991 in Calgene Common Stock and in each of the two indices, and assumes the reinvestment of all dividends paid by companies represented in the two indices. The representation of the component companies in the indices is weighted according to their respective market capitalizations at the end of each period for which cumulative returns are shown in the graph. The selected peer group index consists of the following agricultural biotechnology companies known by the Company to have their shares traded on the Nasdaq National Market: Mycogen Corporation, Ecogen Inc., DNA Plant Technology Corporation and Biosys Inc. The graph is in this Proxy Statement in accordance with the rules of the SEC and is not necessarily indicative of future performance.

              [CALGENE STOCK COMPARISON LINE GRAPH APPEARS HERE]

                                 6/30/91 6/30/92 6/30/93 6/30/94 6/30/95 6/30/96
                                 ------- ------- ------- ------- ------- -------
Calgene, Inc....................   100   120.63  148.51  149.96   95.13   89.88
Nasdaq Composite................   100   158.23  186.20  154.69  199.47  249.51
Peer Group Index................   100   120.85  124.61  118.34   68.42   71.18

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  The Company's officers and directors are required to file with the Securities and Exchange Commission reports of their acquisitions and dispositions of equity securities of the Company. Based on the Company's review of copies of such reports received by it, or written representations from reporting persons, the Company believes that during the fiscal year ended June 30, 1996, its officers and directors filed all required reports on a timely basis.

                                PROPOSAL NO. 2

                     APPROVAL OF TRANSACTION WITH MONSANTO

  The Company has entered into a Stock Purchase Agreement dated as of September 27, 1996 with Monsanto (the "Stock Purchase Agreement"), pursuant to which (i) the Company agreed to sell and issue to Monsanto, and Monsanto agreed to purchase, 6,250,000 shares of Common Stock of the Company (the "Additional Shares"), at $8.00 per share, for an aggregate purchase price of $50 million, thereby increasing Monsanto's ownership interest in shares of Calgene Common Stock from 49.9% to approximately 54.6% (without giving effect to the exercise of outstanding options and warrants), (ii) Monsanto and Calgene agreed to enter into a Restated Stockholders Agreement ("Restated Stockholders Agreement") amending and restating the Stockholders Agreement dated March 31, 1996 ("Stockholders Agreement"), and (iii) the Restated Certificate of Incorporation shall be amended to reflect the amendments to the Stockholders Agreement contemplated by the Restated Stockholders Agreement (the foregoing transactions are herein collectively referred to as the "Monsanto Transaction"). On September 27, 1996, the last reported sale price of the Calgene Common Stock on the Nasdaq National Market was $5.125 per share. Upon the closing of such purchase, Monsanto will own approximately 36,396,114 shares of Common Stock of the Company, representing approximately 54.6% of the issued and outstanding shares of Common Stock of the Company. The affirmative vote of (i) the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting, other than broker non-votes and shares held by Monsanto and (ii) the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for the approval of the Monsanto Transaction.

REASONS FOR THE TRANSACTION

  In the year ended June 30, 1996, the Company incurred substantial losses primarily in connection with the operation of its tomato business. As of June 30, 1996, the Company had available cash and equivalents and available for sale securities of $28.6 million and working capital of negative $1.5 million.

  The Company believes that significant additional funds are required to pay down debt, fund its tomato operations, support the market introduction of new cotton products and finance continued oils research and development. The Board of Directors of Calgene believes that the proposed transaction with Monsanto is on terms no less favorable to the Company than could be obtained from an independent third party. The Board determined to seek stockholder approval for the Monsanto Transaction because the transaction will enable Monsanto to nominate a majority of the members of the Board of Directors of Calgene. If the proposed transaction with Monsanto is not approved at the Annual Meeting, Calgene is unable to predict whether it will be able to obtain required financing on favorable terms, if at all.

  The Board of Directors recommends a vote FOR the Monsanto Transaction.

SUMMARY OF STOCK PURCHASE AGREEMENT

  Consummation of the purchase of the Additional Shares by Monsanto pursuant to the Stock Purchase Agreement is subject to various conditions including:
(i) expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HRS Act"), (ii) election of the five (5) Monsanto designated directors of the Company by the stockholders of Calgene, (iii) approval of the Monsanto Transaction, which includes the issuance of the Additional Shares to Monsanto by the holders of a majority of the shares of Calgene Common Stock present or represented at the Annual Meeting, other than Monsanto, (iv) Calgene shall have executed the Restated Stockholders Agreement, (v) the Additional Shares shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance, (vi) between the date of the Stock Purchase Agreement and the Closing Date there shall have been no Material Adverse Change (as defined in the Stock Purchase Agreement) in the position, financial or otherwise, or the operations, assets, liabilities or results of operations of Calgene or its subsidiaries, and (vii) prior to Closing, Calgene shall not have issued, agreed to issue or approve the issuance of any shares of its capital stock or any options, warrants or other rights entitling the holder thereof to convert into or receive shares of Calgene capital stock, except for the grant of options for Calgene Common Stock to employees and consultants in the ordinary course of business and the issuance of shares of Calgene Common Stock pursuant to the exercise of outstanding options or warrants, unless approved by the Calgene directors designated by Monsanto in writing. The waiting period under the HSR Act has expired.

  The Stock Purchase Agreement provides that the closing of the transactions contemplated thereunder shall occur on the first date after the conditions set forth therein are satisfied or waived. Assuming the requisite stockholder approval at the Annual Meeting with respect to the Monsanto Transaction, Calgene and Monsanto presently anticipate closing on or about November 12, 1996. The Stock Purchase Agreement provides that either Monsanto or Calgene may terminate the Stock Purchase Agreement if the conditions for each's benefit as set forth therein are not satisfied or waived by January 31, 1997.

SUMMARY OF THE STOCKHOLDERS AGREEMENT AND THE RESTATED STOCKHOLDERS AGREEMENT

  As part of the Monsanto Transaction, the Stock Purchase Agreement provides that, simultaneously with the issuance of the Additional Shares to Monsanto, Calgene and Monsanto shall enter into the Restated Stockholders Agreement which amends and restates the existing Stockholders Agreement. A copy of the proposed Restated Stockholders Agreement is appended to this Proxy Statement as Exhibit A.

  The following is a summary of both the existing Stockholders Agreement which became effective on March 31, 1996 and the proposed Restated Stockholders Agreement which will become effective upon the consummation of the transactions contemplated by the Stock Purchase Agreement.

  Composition of the Calgene Board. The existing Stockholders Agreement provides that the composition of the Calgene Board and the manner of selecting members thereof shall be as follows:

    (a) After March 31, 1996, the Calgene Board shall be comprised of nine directors;

    (b) Until the earlier of any time that (i) Monsanto's percentage ownership of the outstanding Calgene securities ("Percentage Interest") is at least 55% or (ii) Calgene elects to convert borrowings made from Monsanto into equity securities of Calgene and Monsanto's Percentage Interest is at least 50% after such conversion (a "Trigger Event"), the Calgene Board shall consist of two directors who include the Chief Executive Officer and a second director nominated by a majority of the Company Directors (as hereinafter defined) ("Company Management Directors"), three Independent Directors (as defined in the Stockholders Agreement) nominated by Calgene ("Company Directors") and four directors nominated by Monsanto (each a "Monsanto Director"), at least one of which shall be an Independent Director;

    (c) At and after the occurrence of a Trigger Event, the Calgene Board shall be comprised of 11 Directors and Monsanto shall have the right to designate two additional directors to the Board; and

    (d) At any time that Monsanto's Percentage Interest is at least 70%, (i) Monsanto shall have the right to designate eight Calgene Directors, to consist of two Company Management Directors and six other directors designated by Monsanto (including at least one Independent Director) and
  (ii) Calgene shall have the right to designate three Independent Directors to the Board. At such time as Monsanto's Percentage Interest is at least 99%, Monsanto shall have the right to designate all of the Calgene Directors.

  The proposed Restated Stockholders Agreement provides that the composition of the Calgene Board and the manner of selecting members thereof shall be as follows:

    (a) Until otherwise changed in accordance with the Restated Stockholders Agreement, the Board of Directors of Calgene shall be comprised of nine Directors consisting of one Company Management Director, three Independent Directors and five Directors designated by Monsanto, at least one of which shall be an Independent Director. With respect to the nominees for election at the Annual Meeting, Mr. Kunimoto is the Company Management Director, Messrs. Salquist, Vangelos and Palefsky are the Company Directors and Messrs. Verfaillie, Fraley, Robson, Hogan and Fortune have been designated by Monsanto with Mr. Robson being the Independent Director designated by Monsanto.

    (b) The provision in the existing Stockholders Agreement set forth in clause (c) above, increasing the Calgene Board to 11 upon the occurrence of a Trigger Event and granting to Monsanto the right to designate two additional directors was deleted.

    (c) At any time that Monsanto's Percentage Interest is at least seventy percent (70%), Calgene shall nominate (i) six directors designated by Monsanto which shall consist of one Company Management Director and five Monsanto directors (including at least one Independent Director) and (ii) three Independent Directors. At such time as Monsanto's Percentage Interest is at least ninety-nine percent (99%), Calgene shall nominate nine directors designated by Monsanto.

  The Restated Stockholders Agreement also provides that the Board of Directors, by unanimous action, may increase the number of directors comprising the Board and may elect, or nominate for election, the director(s) to fill the vacancy or vacancies created by such increase.

  Under the terms of the existing Stockholders Agreement, and unchanged by the Restated Stockholders Agreement, Calgene shall nominate the following number of Monsanto designees when the Monsanto Percentage Interest is as set forth below:

                                                                MONSANTO
                                                        DESIGNEES FOR NOMINATION
    MONSANTO PERCENTAGE INTEREST                          TO THE CALGENE BOARD
    ----------------------------                        ------------------------
   less than 40% but at least 20%......................       3 directors
   less than 20% but at least 10%......................       2 directors
   less than 10% but at least 5%.......................        1 director
   less than 5%........................................              none

  In addition, the Restated Stockholders Agreement has changed the definition of "Trigger Event" so that upon the purchase by Monsanto of the Additional Shares pursuant to the Stock Purchase Agreement a "Trigger Event" occurs.

  Under the terms of the Restated Stockholders Agreement the Retention/Replacement Committee would be eliminated, leaving the Calgene Board of Directors thereafter responsible for the retention and/or replacement of all of the executive officers of the Company.

  Registration Rights. The Stockholders Agreement provides Monsanto and certain assignees may, subject to certain conditions and limitations, require Calgene, whether or not Calgene proposes to register its Common Stock for sale, to register with the Securities and Exchange Commission all or part of the shares held by Monsanto. The Restated Stockholders Agreement provides that the Additional Shares acquired by Monsanto pursuant to the Stock Purchase Agreement shall also be entitled to these registration rights. Calgene is not required to effect such a registration prior to September 30, 1998, unless an event of default has occurred and is continuing under the Credit Agreements. See "Certain Transactions--Credit Agreements."

  Anti-Dilution Rights. If at any time Calgene agrees to sell shares of Calgene Common Stock or other securities having the right to vote generally in any election of directors of Calgene (collectively, "Calgene Securities") in a private or public offering (other than pursuant to Calgene stock option plans), Monsanto is entitled to notice of such proposed sale and has the right, but not the obligation, to acquire all or any portion of the Calgene Securities to be offered for sale sufficient for Monsanto to maintain, after the consummation of the proposed offering, the same percentage of ownership of Calgene Securities as Monsanto possessed immediately prior to such offering. With respect to shares of Calgene Securities issued pursuant to Calgene's stock option plans, Monsanto shall have the right to maintain its percentage ownership of issued and outstanding Calgene Securities by making open market purchases in accordance with the Stockholders Agreement. This provision is unchanged by the Restated Stockholders Agreement.

  Limitations on Monsanto's Ownership of Calgene Securities. The existing Stockholders Agreement provides that until September 30, 1998 Monsanto may not increase its Percentage Interest above 49.9% except in limited circumstances such as:

    (a) conversion of principal and/or interest under the Credit Agreements;

    (b) issuance of Calgene Securities in an asset sale by Monsanto to Calgene;

    (c) prior to March 31, 1997 a tender offer for 100% of the publicly held shares; or

    (d) on or after March 31, 1997, a tender offer to increase its Percentage Interest to 70%, provided if Monsanto increases its Percentage Interest to more than 80%, then it has to tender for 100% of the publicly held shares.

  In both (c) and (d) above, the price must be approved by disinterested directors and supported by a fairness opinion by an investment banking firm.

  The Restated Stockholders Agreement increases the Percentage Interest which Monsanto may hold prior to September 30, 1998 to 54.6% to reflect the purchase of the Additional Shares pursuant to the Stock Purchase Agreement and deletes clause (c) above.

  Limitations on Monsanto's Resale of Calgene Securities. The existing Stockholders Agreement provides that Monsanto shall not, directly or indirectly, sell any Calgene Securities (other than to an affiliate) except as follows: (a) on and after March 31, 1997, Monsanto may sell Calgene Securities
(i) as part of a joint venture, merger or sale of all or substantially all of its current Crop Protection business unit, as such business may be subsequently renamed or reorganized, or (ii) pursuant to a tender offer by a third party to the stockholders of Calgene; (b) after September 30, 1998, in addition to the rights set forth in (a) above, Monsanto may sell Calgene Securities (ii) in a registered public offering pursuant to the registration rights granted to Monsanto under the Stockholders Agreement; (ii) through sales pursuant to Rule 144 under the Securities Act of 1933 (the "Securities Act"); (iii) through sales of not more than 10% of the total issued and outstanding Calgene Securities to a Non-Financial Purchaser (as defined in the Stockholders Agreement); or (iv) through sales to a Financial Purchaser (as defined in the Stockholders Agreement); (c) after September 30, 1999, in addition to the rights set forth in (a) and (b) above, Monsanto may sell Calgene Securities through a private sale of 35% or more of the total issued and outstanding Calgene Securities to a Non-Financial Purchaser under circumstances where such third party assumes the applicable and proportionate rights and obligations of Monsanto under the Stockholders Agreement and the other transaction agreements; and (d) notwithstanding the foregoing, at any time, Monsanto may sell Calgene Securities issued to Monsanto upon conversion by Monsanto of principal or accrued interest under the Credit Agreements after the occurrence of an event of default (see "Certain Transactions--Credit Agreements").

  This provision will not be changed by the Restated Stockholders Agreement.

  Approval Required for Certain Actions. The existing Stockholder Agreement provides as follows:

    (a) On and after March 31, 1996 until the earlier of a Trigger Event or such date on which Monsanto's Percentage Interest is less than 25%, a majority of the Calgene Board, including at least one Company Director and one Monsanto Management Director, shall be required to approve any of the following: (i) the entry by Calgene or any of its Affiliates into any merger or consolidation or the acquisition by Calgene or any of its Affiliates of any business or assets that would constitute more than 10% of Calgene's total assets determined on a consolidated basis (a "Substantial Part"); (ii) the sale, pledge, grant of security interest in, transfer, retirement or other disposal of a Substantial Part of Calgene, except pursuant to a security interest granted in connection with borrowings permitted under subsection (iv) below or the pledge or granting of a security interest in certain intangible property as further described in the Stockholders Agreement; (iii) any dividend by or return of capital by Calgene or Gargiulo, Inc. (formerly Tomato Investment Associates, Inc.) (other than such distributions by Gargiulo, Inc. to Calgene as are necessary for Calgene to timely perform its obligations under the Gargiulo Credit Facility Agreement); (iv) any incurrence or assumption, in the aggregate, by Calgene, any of its affiliates or any combination thereof, of any indebtedness for borrowed money at any time outstanding exceeding in the aggregate (determined on a consolidated basis) the greater of (A) $15 million, increasing by $5 million on each July 1 commencing July 1, 1996, plus amounts secured by inventory and/or receivables for seasonal working capital lines and indebtedness incurred to acquire property, plant or equipment and secured by the acquired asset, minus amounts outstanding under the Calgene Credit Facility Agreement, or (B) the amounts set forth in the Calgene Operating Plan (as defined in the Stockholders Agreement), provided that loans under the Gargiulo Credit Facility Agreement shall not be counted in this limitation; (v) the repurchase or redemption of any Calgene securities, other than from employees upon termination of employment or service; (vi) the establishment of any new committees of the Calgene Board or new or revised delegations of Calgene Board authority to any Calgene Board committee or changes or revisions to general delegations of authority to officers or other persons for categories of expenditures; (vii) the adoption of or amendment to any benefit or incentive plans of Calgene or any of its Affiliates which would increase the annual cost thereof by more than fifteen percent (15%) from the prior fiscal year or any adoption of, or amendment to, any stock option plan; (viii) the election, appointment or removal of the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of Calgene and its successors and the establishment of its annual or long-term compensation level and benefits (other than agreements in effect at the Effective Time); provided, however, that Monsanto shall have the right to select the Chief Technical Officer of Calgene and a controller reporting to the Chief Financial Officer of Calgene; (ix) approval of the Operating Plan and Strategic Plan (each as defined in the Stockholders Agreement) of Calgene and its Affiliates, as well as the annual operating plan and long-term strategic plan for the Gargiulo business, to be submitted to the Calgene Board annually for approval, and any material changes thereto; (x) any transaction between Calgene (and its Affiliates), on the one hand, and its directors, officers or employees, on the other hand, which is not in the normal course of business; (xi) any modification of the transaction agreements; (xii) any amendment of the By-Laws or Certificate of Incorporation of Calgene or Gargiulo, Inc.; (xiii) the issuance of additional Calgene securities (other than warrants for the purchase of Calgene securities) in excess of 4,000,000 shares of Calgene Common Stock in any two-year period to a third party, other than pursuant to plans referred to in subsection (vii) above or the issuance of any warrants for the purchase of Calgene securities;
  (xiv) the sale or licensing by Calgene or any of its Affiliates of certain intangible property, as further described in the Stockholders Agreement, or any other intangible property for consideration (other than royalties contingent on future sales) exceeding $5 million in the aggregate (determined on a consolidated basis) per transaction or per series of related transactions; (xv) new fixed capital investments, capital leases or noncancellable operating leases by Calgene and its Affiliates having annual payments in the aggregate (determined on a consolidated basis) exceeding the aggregate amount set forth in the Operating Plan; (xvi) matters relating to Gargiulo, Inc. covered in Article 5 of the Stockholders Agreement, including, without limitation, any changes in the composition of the Gargiulo Board of Directors; (xvii) any press release which mentions or directly or indirectly refers to Monsanto, except as required by law and where Calgene Board approval cannot be obtained in a timely manner;
  (xviii) the initiation, settlement or termination of any suit or proceeding concerning intellectual property, any other matter which could have an adverse public affairs effect upon Monsanto or the filing of any insolvency or bankruptcy proceeding by or on behalf of Calgene or any of its Affiliates; or (xix) the removal or election of the directors, subject to the terms of the Stockholders Agreement, of Gargiulo, Inc.

    (b) After a Trigger Event and until the earlier of (i) March 31, 1999 or
  (ii) such time as Monsanto's Percentage Interest is at least seventy percent (70%), a majority of the Calgene Board, including at least two Company Directors, shall be required to approve any of the following: except as provided in the Stockholders Agreement, the matters set forth in clauses (i), (ii), (vi), (viii), (ix) and (xi) of paragraph (a) above; or
  (ii) any transaction between Calgene (and its Affiliates) and Monsanto or any Affiliate of Monsanto.

    (c) From and after the occurrence of both (i) a Trigger Event and (ii) March 31, 1999, and until Monsanto's Percentage Interest is at least 99%, neither Monsanto nor any of Affiliates shall enter into any transaction with Calgene or any of its Affiliates without the approval of at least two Company Directors.

  The Restated Stockholders Agreement will delete clause (a)(xvi) above because Article 5 of the Stockholders Agreement referred to therein, which contained several provisions relating to the operations of

Gargiulo, Inc. (formerly Tomato Investment Associates, Inc.) a wholly owned subsidiary of Calgene, will also be deleted.

  Further, the Restated Stockholders Agreement changes the definition of "Trigger Event" so that upon the purchase by Monsanto of the Additional Shares a "Trigger Event" occurs. Accordingly, after the purchase by Monsanto of the Additional Shares, clause (b) above, not clause (a), will be applicable.

CERTIFICATE OF AMENDMENT

  The amendments to Calgene's Certificate of Incorporation reflected in the proposed Certificate of Amendment are to (i) reflect the amendments to the provisions in the Stockholders Agreement as reflected in the Restated Stockholders Agreement and described in the "Composition of the Calgene Board" and "Approval Required for Certain Actions," and (ii) increase the authorized shares of Calgene from 80,000,000 shares to 100,000,000 shares. A copy of the Certificate of Amendment is appended to this Proxy Statement as Exhibit B.

  The affirmative vote of the holders of a majority of the shares of Common Stock outstanding on the Record Date is required for the approval of the amendments. Monsanto, which owns 49.9% of the outstanding shares of Common Stock as of the Record Date, has advised the Company that it intends on voting in favor of the amendments. Additionally, the amendments to Calgene's Certificate of Incorporation to reflect the Restated Stockholders Agreement will also require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting, other than broker non-votes and other than those held by Monsanto.

  THE FOREGOING IS A BRIEF SUMMARY OF CERTAIN PROVISIONS OF THE STOCK PURCHASE AGREEMENT, THE RESTATED STOCKHOLDERS AGREEMENT AND CERTIFICATE OF AMENDMENT. THE RESTATED STOCKHOLDERS AGREEMENT AND CERTIFICATE OF AMENDMENT ARE ATTACHED HERETO AS EXHIBITS A AND B, RESPECTIVELY, AND INCORPORATED BY REFERENCE HEREIN.

                             CERTAIN TRANSACTIONS

SUMMARY OF EXISTING AGREEMENTS WITH MONSANTO

  Reorganization Agreement. On October 13, 1995, the Company and Monsanto entered into an Agreement and Plan of Reorganization ("Reorganization Agreement") and certain other agreements whereby Monsanto contributed all of the outstanding shares of capital stock of Tomato Investment Associates, Inc., a wholly-owned subsidiary of Monsanto ("TIA"), whose principal asset was the entire equity interest in Gargiulo, L.P., $30 million in cash and certain technology licenses in exchange for a 49.9% equity interest in the Company. In connection with the Reorganization Agreement, a total of 30,146,114 shares of Common Stock of the Company were issued to Monsanto. The Reorganization Agreement was approved by the stockholders of the Company on March 25, 1996. On March 31, 1996 (the "Effective Time"), the Company and Monsanto consummated the transactions contemplated by the Reorganization Agreement which included entering into the agreements discussed below. Subsequent to the Effective Date, Gargiulo L.P. was merged into TIA and TIA changed its name to "Gargiulo, Inc."

  Stockholders Agreement. On March 31, 1996, the Company and Monsanto entered into a Stockholders Agreement (the "Stockholders Agreement"). The Stockholders Agreement and the proposed Restated Stockholders Agreement are summarized herein under "Proposal No. 2--Approval of Transaction with Monsanto--Summary of the Stockholders Agreement and the Restated Stockholders Agreement."

CREDIT AGREEMENTS

 Calgene Credit Facility Agreement

  On March 31, 1996, Monsanto and Calgene entered into the Calgene Credit Facility Agreement pursuant to which Monsanto shall, during the Commitment Period (as hereinafter defined), and subject to the terms and conditions contained therein, make, at the request of Calgene, three consecutive one-year loans of up to $15 million each (each a "Calgene Loan" and together the "Calgene Loans"), collectively totalling not more than $45,000,000. At no time shall the outstanding principal of all Calgene Loans exceed $15 million. Prior to the occurrence of an Event of Default (as defined in the Calgene Credit Facility Agreement), Calgene may borrow, repay and reborrow under each Calgene Loan, each such borrowing or reborrowing being an "Advance." The "Commitment Period" began on March 31, 1996 and ends on the earlier of September 30, 1998, or such earlier time that Monsanto terminates its obligations to make further Advances under the Calgene Credit Facility Agreement. The Calgene Loans made pursuant to the Calgene Credit Facility Agreement are to be secured by the joint and several guaranty of the subsidiaries of Calgene.

  Prior to the occurrence of an Event of Default, the Calgene Loans bear interest at the per annum rate equal to 2.00% above Citibank's published prime rate (the "Calgene Base Rate"), and following an Event of Default at the per annum rate equal to 3.00% above the Calgene Base Rate. During the continuance of an Event of Default, Calgene shall have no right to obtain any new Advances under this Agreement. The Calgene Loans may be prepaid in whole or in part at any time after giving at least three days prior written notice to Monsanto.

  In lieu of repayment of outstanding principal and accrued interest on each Calgene Loan, Calgene, subject to Monsanto's right to require Calgene to sell shares and pay cash, as provided below, may elect to convert all or any portion of the principal and accrued interest due under the applicable Calgene Loan (the "Conversion Amount") into shares of Calgene Common Stock at the average of the closing market price for such shares during the thirty trading days immediately preceding the applicable maturity date for such Calgene Loan.

  Monsanto may, in its sole discretion and within five business days after its receipt of notice from Calgene that Calgene intends to exercise Calgene's rights to convert the Conversion Amount, give written notice to Calgene stating that (i) all or any part of the Conversion Amount shall be payable in cash (the "Alternative Conversion Amount"), (ii) Calgene shall, at its expense, sell publicly such number of shares of its common stock as Monsanto would have received if the Alternative Conversion Amount had been converted as described above and (iii) the net proceeds of such sale shall be paid by Calgene to Monsanto in full payment and satisfaction of such Alternative Conversion Amount.

  Upon any such conversion, the Conversion Amount shall first be applied to reduce the accrued interest due on the applicable Calgene Loan as of the applicable maturity date, and any remaining portion of the Conversion Amount shall be applied to reduce the principal due on such Calgene Loan. In any event, on each annual Maturity Date (as defined in the Calgene Credit Facility Agreement), all outstanding principal and accrued interest not converted by Calgene into shares of Calgene Common Stock shall be repaid in full to Monsanto.

  Upon the occurrence and during the continuation of an Event of Default, for a period of thirty (30) days from the occurrence of the Event of Default, Calgene, subject to Monsanto's right to require Calgene to sell shares and pay cash, as described above, may similarly elect to convert all or any portion of the principal and accrued interest under any outstanding Calgene Loan into shares of Calgene Common Stock. If Calgene does not elect to exercise its conversion rights upon such an Event of Default, Monsanto may, in addition to its other remedies, elect to convert all or a portion of the remaining principal and accrued interest under such Calgene Loan into shares of Calgene Common Stock at the average of the closing market prices for such shares during the thirty days preceding such Event of Default. In no event, however, shall Monsanto elect to convert principal and accrued interest into more than 3,000,000 shares of Calgene Common Stock (as such number is adjusted for stock dividends, stock splits and similar events affecting holders of Calgene's common stock).

  The obligation of Monsanto to provide Advances is subject to the fulfillment of certain conditions, including, among others: (i) the continued accuracy of all representations and warranties made by Calgene and its subsidiaries; (ii) the compliance with all covenants contained in the Calgene Credit Facility Agreement; (iii) no event shall have occurred which would constitute an Event of Default or Potential Event of Default (as defined in the Calgene Credit Facility Agreement); or (iv) there shall not have occurred any circumstance which could reasonably be expected to have a material adverse effect on (A) the business, assets, operations or financial condition of Calgene and its subsidiaries, taken as a whole, or (B) the ability of the Company and its subsidiaries to perform their obligations under the Calgene Credit Facility Agreement.

  The covenants contained in the Calgene Credit Facility Agreement require Calgene to maintain a minimum consolidated net worth of not less than $10 million and a minimum consolidated working capital of not less than $5 million. The Calgene Credit Facility Agreement also requires that Calgene and its subsidiaries meet certain specified financial ratios, including a ratio of total long-term liabilities to net worth and a current ratio. In addition, the Calgene Credit Facility Agreement imposes a number of limitations on Calgene with respect to future acquisitions, liens, mergers and the sale of assets, loans and investments, guaranties, capital expenditures, the payment of dividends and the incurrence of indebtedness. The existence of these covenants could limit Calgene's ability to finance the growth of its existing operations if cash flows were to decrease substantially or if expenses were to increase substantially. These covenants would also limit Calgene's ability to engage in additional acquisitions that would significantly increase the ratio of long-term indebtedness to net worth following such acquisitions. The failure of Calgene to satisfy these covenants would cause an Event of Default which could have a material adverse effect on its business and results of operations. Calgene is not in compliance with certain financial covenants contained in the Calgene Credit Facility Agreement. Monsanto has agreed to grant Calgene a limited waiver with respect to such non-compliance only as to the initial Advance which matures March 31, 1997, provided Calgene first makes all reasonable efforts to obtain any further necessary funds from its existing senior lenders.

  All of the Calgene Loans shall be subordinated and subject in right of payment to the prior payment in full of a certain senior indebtedness of Calgene as more fully described in the Calgene Credit Facility Agreement. No payment on account of principal or interest on the Calgene Loans shall be made if at the time of such payment or immediately after giving the effect thereto:
(i) there shall exist a default in any payment with respect to any such senior indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any such senior indebtedness.

  As of August 31, 1996, there was no outstanding balance of principal and interest under the Calgene Credit Facility Agreement.

 Gargiulo Credit Facility Agreement

  On March 31, 1996, Monsanto and Calgene entered into the Gargiulo Credit Facility Agreement pursuant to which Monsanto shall, during the Commitment Period (as hereinafter defined), and subject to the terms and conditions contained therein, make available to Calgene a revolving credit facility of up to $40 million (the "Gargiulo Loan").

  The Gargiulo Loan has been used to acquire Collier Farms and to support the branded tomato strategy of Gargiulo as determined by the Gargiulo Board of Directors (other than amounts used to finance the acquisition of Collier Farms). Prior to the occurrence of an Event of Default (as defined in the Gargiulo Credit Facility Agreement), Gargiulo may borrow, repay and reborrow, each such borrowing or reborrowing being an "Advance." In order to obtain an Advance from Monsanto under the Gargiulo Credit Facility Agreement, Gargiulo must provide documentation reasonably acceptable to Monsanto verifying that Gargiulo has reached certain milestones and achieved certain goals as set forth therein. The maximum amount of each Advance is subject to certain limitations based upon such milestones and goals. The "Commitment Period" began on March 31, 1996 and ends on the earlier of the fourth anniversary or such earlier time that Monsanto terminates its obligations to make further Advances. The Gargiulo Loan is secured by the joint and several guaranty of the subsidiaries of Calgene.

  Prior to the occurrence of an Event of Default, the Gargiulo Loan shall bear interest at the per annum rate equal to 2.00% above Citibank's published prime rate (the "Gargiulo Base Rate"), and following an Event of Default at the per annum rate equal to 3.00% above the Gargiulo Base Rate. During the continuance of an Event of Default, Calgene shall have no right to obtain any new Advances. The Gargiulo Loan may be prepaid in whole or in part at any time after giving at least three days prior written notice to Monsanto.

  The Gargiulo Loan is payable, unless extended as described below, in one payment on the fourth anniversary of the Effective Time (the "Maturity Date") in an amount equal to the lesser of (i) the Repayment Portion of the Cumulative Free Cash Flow (as defined in the Gargiulo Credit Facility Agreement) of Gargiulo from the Effective Time to the Maturity Date and (ii) the amount of the outstanding principal and accrued interest on the Gargiulo Loan. "Repayment Portion" means the sum of 20% of the first $10 million of Cumulative Free Cash Flow, 50% of the next $10 million and 80% of the remaining balance. In the event that the Repayment Portion is not sufficient to pay all of the then outstanding principal and accrued interest at the Maturity Date, the maturity date with respect to the unpaid amount of outstanding principal and interest shall be extended to the sixth anniversary of the Effective Time (the "Extended Maturity Date"). In the event the Repayment Portion of the Cumulative Free Cash Flow (less amounts previously paid) is not sufficient to pay the then outstanding principal and accrued interest at the Extended Maturity Date, Calgene shall pay Monsanto such lesser amount and Monsanto, at its sole option, may do any one or combination of the following: (i) convert all or any portion of the then outstanding principal and accrued interest into shares of Calgene Common Stock at the average of the closing market prices for such shares during the thirty trading days immediately preceding the date of such conversion, (ii) further extend the Final Maturity Date (as defined in the Gargiulo Credit Facility Agreement) upon the same terms as are contained in the Gargiulo Credit Facility Agreement, or (iii) as to any unpaid amount which is not converted under clause (i) or for which payment is not extended pursuant to clause (ii), cause Calgene to sell publicly that number of shares of Calgene Common Stock as Monsanto would have received if such amount has been converted under clause
(i) above with the net proceeds of such sale being delivered to Monsanto in full payment and satisfaction of such amount.

  Upon the occurrence and during the continuation of an Event of Default, Monsanto may, in addition to its other remedies, similarly elect to convert all or any portion of the principal and accrued interest under the Gargiulo Loan (the "Gargiulo Conversion Amount") into shares of Calgene Common Stock at the average of the closing market prices for such shares during the thirty days preceding such Event of Default. In no event, however, shall Monsanto elect to convert principal and accrued interest into more than 8,000,000 shares of Calgene Common Stock (as such number is adjusted for stock dividends, stock splits and similar events affecting holders of Calgene's common stock). Upon any such conversion, the Gargiulo Conversion Amount shall first be applied to reduce the accrued interest due on the Gargiulo Loan, and any remaining portion of the Gargiulo Conversion Amount shall be applied to reduce the principal due on such Gargiulo Loan.

  The obligation of Monsanto to provide Advances is subject to the fulfillment of certain conditions, including, among others: (i) the continued accuracy of all representations and warranties made by Calgene and its subsidiaries; (ii) the compliance with all covenants contained in the Gargiulo Credit Facility Agreement; (iii) no event shall have occurred which would constitute an Event of Default or Potential Event of Default (as defined in the Gargiulo Credit Facility Agreement); or (iv) there shall not have occurred any circumstance which could reasonably be expected to have a material adverse effect on (A) the business, assets, operations or financial condition of Calgene and its subsidiaries, taken as a whole or (B) the ability of the Company and its subsidiaries to perform their obligations under the Gargiulo Credit Facility Agreement.

  The covenants contained in the Gargiulo Credit Facility Agreement require Calgene to maintain a minimum consolidated net worth of not less than $10 million and a minimum consolidated working capital of not less than $5 million. The Gargiulo Credit Facility Agreement also requires that Calgene and its subsidiaries meet certain specified financial ratios, including a ratio of total long-term liabilities to net worth and a current ratio. In addition, the Gargiulo Credit Facility Agreement imposes a number of limitations on Calgene and each of its subsidiaries with respect to future acquisitions, liens, mergers and the sale of assets, loans and investments, guaranties, capital expenditures, the payment of dividends and the incurrence of indebtedness. The existence of these covenants could limit Calgene's ability to finance the growth of its existing operations if cash flows were to decrease substantially or if expenses were to increase substantially. These covenants would also limit Calgene's ability to engage in additional acquisitions that would significantly increase the ratio of long-term indebtedness to net worth following such acquisitions. The failure of Calgene to satisfy these covenants would cause an Event of Default which could have a material adverse effect on its business and results of operations. Calgene is not in compliance with certain financial covenants contained in the Gargiulo Credit Facility Agreement. Calgene intends to seek a waiver from Monsanto with respect to such non-compliance.

  The Gargiulo Loan is to be subordinated and subject in right of payment to the prior payment in full of certain senior indebtedness of Calgene as more fully described in the Gargiulo Credit Facility Agreement. No payment on account of principal or interest on the Gargiulo Loan shall be made if at the time of such payment or immediately after giving the effect thereto, (i) there shall exist a default in any payment with respect to any such senior indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of amounts due thereon) with respect to any such senior indebtedness.

  As of August 31, 1996, the outstanding balance of principal and interest under the Gargiulo Credit Facility Agreement was $25.1 million.

 License Agreements

  As part of the Initial Monsanto Transaction in March 1996, Monsanto contributed certain technology licenses to Calgene pursuant to various license agreements and letter agreements. The technologies underlying the License Agreements are summarized below.

  ACC Synthase and ACC Deaminase. ACC is a precursor of ethylene, a plant growth regulator that induces ripening in certain fruits. By reducing the amount of ACC available for conversion into ethylene, the ripening process can be delayed. Control of the ripening process may enable Calgene to improve the efficiency of its tomato production operations. Calgene will be granted non-exclusive, perpetual, royalty-free rights to the ACC synthase and ACC deaminase genes for use in certain produce crops and shall be able to practice under Monsanto's ACC Synthase license from the USDA.

  Fruit-specific Promoters. Promoters control the expression of genes in each plant cell. In order for certain genes to function in a beneficial manner, expression of these genes must be restricted to certain parts of the plant. Fruit-specific promoters provide a means of limiting gene expression to the fruit. For example, these promoters may be useful in regulating carbohydrate metabolism (e.g., sugar content) in ripening fruits such as tomatoes and strawberries. Calgene has been granted non-exclusive, perpetual, royalty-free rights to certain fruit-specific promoters for use in certain produce crops.

  Virus Resistance Genes. Virus infection is known to significantly reduce the yields of certain crops, including tomatoes. Monsanto has developed methods of interfering with viral replication in engineered plants, which slows the rate and degree of infection, and reduces the yield loss resulting from the infection. Calgene has been granted non-exclusive, perpetual, royalty-free or royalty-bearing rights to certain aspects of Monsanto's patent estate related to the engineering of virus resistance into certain produce crops.

  FAD 3 Gene. The FAD 3 gene controls the relative amount of polyunsaturated fatty acids found in plant oils, including canola oil. Calgene believes that reducing the expression of the FAD 3 gene in engineered canola plants may result in an oil with reduced linoleic and linolenic acid content. Such an oil would be a superior cooking oil, as well as a superior raw material for the production of margarine and shortening. Calgene has been granted exclusive, perpetual, royalty-bearing rights to the FAD 3 gene for use in certain oilseed crops.

  Insect Resistance Gene. Monsanto has modified genes from a soil microorganism called Bacillus thurengiensis ("B.t.") the encode proteins that are toxic to certain insects. Use of insecticides to control insects is a major cost in the production of tomatoes. Calgene has been granted non-exclusive, perpetual, royalty-free rights to Monsanto's B.t. patent estate for use in certain produce crops.

  ADP Glucose Pyrophosphorylase ("ADPGPP") Gene. The ADPGPP gene is a bacterial gene involved in starch biosynthesis. By expression of this gene in plants, the starch and/or sugar content of plants can be increased. This may improve the flavor or sweetness of produce crops such as tomatoes or strawberries. Calgene has been granted non-exclusive, perpetual, royalty-free rights to Monsanto's patent estate related to ADPGPP for use in certain produce crops. Monsanto and Calgene are parties to an interference at the United States Patent and Trademark Office relating to the ADPGPP gene.

  Oil Modification Technology. Monsanto has certain patent rights and know-how related to the production of plants with altered oil compositions. By modifying oil composition it may be possible to provide temperate sources of certain tropical oils and the production of novel oil compositions. The Monsanto oil modification genes include sucrose phosphorylase, cytochrome b5 and PEP carboxylase. Calgene has been granted non-exclusive, perpetual, royalty-free rights under Monsanto's patents and know-how for use in certain oilseed crops.

 Insect Protected Cotton Direct Grower Licensing Agreement

  Calgene has entered into an agreement with Monsanto under which Calgene will participate in the direct licensing of Monsanto's B.t. technology to cotton growers. Under the terms of this agreement, Monsanto has granted to Calgene a non-exclusive, royalty-free U.S. license to use Monsanto's B.t. technology in Calgene's cottonseed products. Subject to the issuance of a Monsanto patent that covers the B.t. gene that is currently being utilized in Calgene's cottonseed product development program, Calgene would be obligated under applicable patent law to end use of its current B.t. gene and is permitted under such agreement to incorporate Monsanto's B.t. gene into its product development program over a four-year period.

  Monsanto intends to enter into license agreements directly with cotton growers. Under the terms of these agreements, cotton growers would obtain a one-time right to purchase a specified number of units of cottonseed containing Monsanto's B.t. gene in return for the payment of a license fee. Monsanto has agreed to pay to Calgene a specified percentage of the net license fees received from licensed growers who subsequently purchase Calgene's cottonseed products containing Monsanto's B.t. gene. The material terms of Calgene's agreement shall be modified to reflect any more favorable terms that may be granted to any other cottonseed company that may participate in the direct licensing program.

 Oilseed Development Agreement

  In May 1996, Calgene and Monsanto executed a broad strategic cross-licensing agreement encompassing the two companies' oilseed research programs. Under the agreement, Calgene received a royalty free license to current and future Monsanto agronomic technology for use in combination with Calgene's proprietary oils modification genes for use in developing specialty canola oil product. Monsanto received a royalty bearing license to Calgene technology to develop agronomically superior corn, soybean, canola and sunflower crops. In addition, Monsanto paid $7 million to Calgene and will pay royalties based on sales of insect resistant corn, soybean, canola and sunflower seed with increased oil content and modified meal composition utilizing Calgene technology. Also as part of the agreement, Monsanto paid Calgene $10 million in cash to help fund oilseed research and development. In exchange, Monsanto will receive a portion of the future profits from Calgene's specialty oils business.

                                PROPOSAL NO. 3

            INCREASE IN AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

  The Company currently has authorized 80,000,000 shares of Common Stock. As of August 31, 1996, there were 60,443,115 shares of Common Stock outstanding and 3,673,996 additional shares of Common Stock reserved for issuance upon exercise of outstanding stock options. After giving effect to the purchase of the Additional Shares by Monsanto, only 9,632,889 shares will be available for further issuance. Accordingly, the Board has adopted an amendment to the Certificate of Incorporation, subject to stockholder approval, to increase its authorized Common Stock to 100,000,000 shares. The affirmative vote of the holders of a majority of the shares of Calgene Common Stock outstanding on the Record Date is required for approval of this amendment to the Certificate of Incorporation.

  The Board of Directors recommends a vote FOR the proposed increase in authorized Common Stock.

                                PROPOSAL NO. 4

              CONFIRMATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  On May 21, 1996, the Company announced that it was changing its fiscal year end from June 30 to December 31. The Board of Directors has selected Ernst & Young LLP as the Company's independent public accountants for the transition period of July 1, 1996 through December 31, 1996 and for the fiscal year ending December 31, 1997 and recommends that the stockholders confirm such selection. Confirmation will require the affirmative vote by holders of a majority of shares present or represented by proxy and entitled to vote on the matter. In the event that confirmation fails to receive the required majority vote, the Board of Directors will reconsider its selection.

  Ernst & Young LLP has audited the Company's annual financial statements since the fiscal year ended September 30, 1982. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                   STOCKHOLDER PROPOSALS FOR ANNUAL MEETING

  Proposals that are intended to be presented by stockholders of the Company at the 1998 Annual Meeting must be received by the Company no later than December 3, 1997 in order that they may be potentially eligible to be included in the Company's proxy statement and form of proxy relating to that meeting.

                          INCORPORATION BY REFERENCE

  The Company hereby incorporates by reference into this Proxy Statement its Annual Report on Form 10-K for the fiscal year ended June 30, 1996 and all reports filed by the Company with the Securities and Exchange Commission pursuant to Section 13(a) of the Securities Exchange Act of 1934 after the date hereof and prior to the date of the Annual Meeting.

                                 OTHER MATTERS

  The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

  THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE CORPORATE SECRETARY, CALGENE, INC., 1920 FIFTH STREET, DAVIS, CALIFORNIA 95616.

PROXY                                                                      PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                 CALGENE, INC.

                      1996 ANNUAL MEETING OF STOCKHOLDERS

                         To be held on November 12, 1996



        The undersigned stockholder of Calgene, Inc. ("Calgene") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for the 1996 Annual Meeting of Stockholders of Calgene, Inc. to be held on November 12, 1996, and hereby appoints Lloyd M. Kunimoto and Michael J. Motroni, and each of them, proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at such meeting and at any continuations or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

   1.  To elect directors of the Company.

   NOMINEES: Patrick J. Fortune, Robert T. Fraley, Michael R. Hogan, Lloyd M. Kunimoto, Howard D. Palefsky, John E. Robson, Roger H. Salquist, Allen J. Vangelos, Hendrik A. Verfaillie.

   For  [_]                Withheld  [_]

   [_] ___________________  For all nominees except vote withheld from nominee(s) noted on line above.

   2. To approve the Monsanto Transaction, as described in the accompanying Proxy Statement.

   For  [_]                    Against  [_]                      Abstain  [_]

   3. To increase the authorized number of shares of Common Stock from 80,000,000 to 100,000,000 shares.

   For  [_]                    Against  [_]                      Abstain  [_]

   4. To confirm the appointment of Ernst & Young LLP as the independent auditors of the Company through the fiscal year ending December 31, 1997.

   For  [_]                    Against  [_]                      Abstain  [_]

   THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS SET FORTH ABOVE AND AS THE
                            ---
   PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

              MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW                 [_]

   (This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing as officers or in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

   Signature _______________________  Date________________

   Signature _______________________  Date________________

                        REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Calgene, Inc.


We have audited the accompanying consolidated balance sheets of Calgene, Inc. as of June 30, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended June 30, 1996. Our audits also included the financial statement schedules listed in the Index at Item 14(a)2. These financial statements and schedules are the responsibility of the Company's management.
Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Calgene, Inc. at June 30, 1996 and 1995, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                    /s/ Ernst & Young LLP



Sacramento, California
September 12, 1996